Exhibit 99.1 – News Release

Ritchie Bros. reports second quarter 2017 results

•	Q2 2017 revenues increased 5% to $166.2 million compared to Q2 2016, primarily due to the acquisition of IronPlanet Holdings Inc. (“IronPlanet”) (the “Merger”)

•	Record second quarter 2017 Revenue Rate[1] of 13.22% achieved during Q2 2017

•	Diluted earnings per share (“EPS”) attributable to stockholders of $0.16 including acquisition-related costs, the impairment loss, and interest expense; diluted adjusted EPS attributable to stockholders[2] (non-GAAP measure) of $0.33 excluding certain acquisition-related costs and the impairment loss

•	$114.7 million of net cash provided by operating activities during the first half of 2017

•	Declared quarterly dividend of $0.17 per common share

•	IronPlanet integration off to a great start with a smooth day 1 and significant progress in first 60 days; sales force unified and are proactively selling multi-channel solutions

(All figures are presented in U.S. dollars)

VANCOUVER, August 8, 2017 – Ritchie Bros. Auctioneers Incorporated (NYSE & TSX: RBA, the “Company” or “Ritchie Bros.”) reports results for the three and six months ended June 30, 2017.

During the second quarter, the Company generated $166.2 million of revenue and $17.6 million of net income attributable to stockholders. Diluted EPS attributable to stockholders was $0.16. Non-recurring charges of $4.8 million of stock option compensation expense related to the accelerated vesting of IronPlanet stock options assumed as part of the Merger, $9.1 million of acquisition and finance structure advisory costs, $1.4 million of severance and retention costs that followed the Merger in the resulting corporate reorganization, and an $8.9 million impairment loss recognized on various technology assets were recorded during the quarter. Removing the impact of these charges, diluted adjusted EPS attributable to stockholders (non-GAAP measure) was $0.33.

“We are pleased that integration efforts with IronPlanet are gaining momentum and our unified sales teams have begun proactively selling multi-channel solutions to customers.  We are also confident of delivering run rate synergies in excess of $10 million by the end of 2017 and $20 million by the end of 2018” said Ravi Saligram, CEO, Ritchie Bros; He added: “Our results in the second quarter of 2017 were unfavorably affected by a severe shortage in supply of used construction equipment especially in the U.S. as end users achieved high levels of equipment utilization in state and local infrastructure projects. We expect supply to remain constrained in the second half of 2017.  Bright spots for Ritchie Bros. in the first half of 2017 were a return to growth in Europe, excellent growth in Equipment One and Mascus, strong pricing in North America, a high Revenue Rate and strong operating cash flow. We are optimistic that our transformative combination with IronPlanet will help us accelerate growth in 2018 as macro conditions improve.”

[1]	Revenue Rate is calculated as revenues divided by Gross Auction Proceeds (“GAP”). GAP represents the total proceeds from all items sold at the Company’s auctions and online marketplaces. GAP is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

[2]	Diluted adjusted EPS attributable to stockholders is a non-GAAP financial measure. The Company believes that comparing diluted adjusted EPS attributable to stockholders for different financial periods provides useful information about the growth or decline of the Company’s diluted EPS attributable to stockholders for the relevant financial period, and eliminates the financial impact of adjusting items the Company does not consider to be part of its normal operating results. Diluted adjusted EPS attributable to stockholders is calculated by dividing adjusted net income attributable to stockholders (non-GAAP measure) (described in footnote 5), net of the effect of dilutive securities, by the weighted average number of dilutive shares outstanding. Diluted adjusted EPS attributable to stockholders is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

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Financial Overview

(Unaudited)

(in U.S. $ millions, except EPS)	Three months ended June 30,				Six months ended June 30,
			Better/(Worse)				Better/(Worse)
	2017	2016	2017 over 2016		2017	2016	2017 over 2016
Revenues	$166.2	$158.8	5%		$290.7	$290.8	-
Selling, general and administrative expenses	$74.4	$74.0	(1%)		$145.0	$141.1	(3%)
Acquisition-related costs	$22.9	$0.6	(3706%)		$31.6	$1.8	(1654%)
Impairment loss	$8.9	$-	(100%)		$8.9	$-	(100%)
Operating income	$26.9	$53.6	(50%)		$50.5	$92.8	(46%)
Adjusted operating income (non-GAAP)
measure) [3]	$51.1	$53.6	(5%)		$74.7	$92.8	(20%)

Operating income margin	16.2%	33.8%	-1760	bps	17.4%	31.9%	-1450	bps
Adjusted operating income margin
(non-GAAP measure) [4]	30.7%	33.8%	-310	bps	25.7%	31.9%	-620	bps

Net income attributable to
stockholders	$17.6	$39.7	(56%)		$28.0	$69.1	(59%)
Adjusted net income attributable to
stockholders (non-GAAP measure) [5]	$36.4	$39.7	(8%)		$49.1	$69.1	(29%)
Diluted EPS attributable
to stockholders	$0.16	$0.37	(57%)		$0.26	$0.65	(60%)
Diluted adjusted EPS attributable to
stockholders (non-GAAP measure)	$0.33	$0.37	(11%)		$0.45	$0.65	(31%)
GAP	$1,257.4	$1,275.7	(1%)		$2,156.8	$2,295.6	(6%)
Revenue Rate	13.22%	12.45%	77 s	bps	13.48%	12.67%	81	bps

Adjusted (non-GAAP) figures for the three and six months ended June 30, 2017 in the table above include the impact of $7.7 million ($0.07 per diluted share) and $16.3 million ($0.15 per diluted share) of pre-tax acquisition-related costs, respectively.

[3]	Adjusted operating income is a non-GAAP measure. The Company uses income statement and balance sheet performance scorecards to align the Company's operations with its strategic priorities. The Company concentrates on a limited number of metrics to ensure focus and to facilitate quarterly performance discussions. The income statement scorecard includes the performance metric, adjusted operating income. The Company believes that comparing adjusted operating income for different financial periods provides useful information about the growth or decline of operating income for the relevant financial period. The Company calculates adjusted operating income by eliminating from operating income the pre-tax effects of significant non-recurring items that the Company does not consider to be part of its normal operating results, such as acquisition-related costs, management reorganization costs, severance, retention, gains/losses on sale of certain property, plant and equipment, impairment losses, and certain other items, which the Company refers to as 'adjusting items'. Adjusted operating income is reconciled to the most directly comparable GAAP measures in the Company's consolidated financial statements under "Non-GAAP Measures" below.

[4]	The Company’s income statement scorecard includes the performance metric, adjusted operating income margin, which is a non-GAAP measure. The Company believes that comparing adjusted operating income margin for different financial periods provides useful information about the growth or decline of its operating income for the relevant financial period. The Company calculates adjusted operating income margin by dividing adjusted operating income (non-GAAP measure) by revenues. Adjusted operating income margin is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

[5]	Adjusted net income attributable to stockholders is a non-GAAP financial measure. The Company believes that comparing adjusted net income attributable to stockholders for different financial periods provides useful information about the growth or decline of the Company’s net income attributable to stockholders for the relevant financial period, and eliminates the financial impact of adjusting items the Company does not consider to be part of its normal operating results. Adjusted net income attributable to stockholders represents net income attributable to stockholders excluding the effects of adjusting items and is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

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Results of operations – second quarter update

For the three months ended June 30, 2017

GAP was $1.3 billion for the second quarter of 2017, a 1% decrease compared to the second quarter of 2016. Included in the second quarter 2017 GAP is $76.8 million of gross merchandise volume (“GMV”)[6] from IronPlanet and $55.3 million of gross transaction value (“GTV”)[7] from EquipmentOne online marketplaces, which represents a 33% increase over the GTV in the second quarter of 2016. The decrease in GAP is primarily due to a 2% decrease in the number of Core Auction reportable segment (industrial and agricultural auction) lots, combined with a 7% decrease in Core Auction segment GAP (which is total GAP excluding IronPlanet’s GMV and EquipmentOne’s GTV) on a per-lot basis in the second quarter of 2017 compared to the second quarter of 2016.

Revenues increased 5% during the second quarter of 2017 to $166.2 million, compared to $158.8 million in the second quarter of 2016, primarily due to the Merger and IronPlanet’s contribution of $10.9 million of consolidated revenues in June 2017. Excluding IronPlanet, revenues decreased 2% in the second quarter of 2017 compared to the second quarter of 2016, primarily due to lower auction volumes and GAP. This decrease was partially offset by a stronger Revenue Rate over the same comparative period.

The Revenue Rate for the second quarter was 13.22%, compared to 12.45% in the second quarter of 2016. The increase in Revenue Rate was primarily due to the Merger and IronPlanet’s contributed GMV and revenue, as well as performance of the Company’s value-added service offerings. During the second quarter, the Company continued to actively pursue the use of underwritten commission contracts from a strategic perspective and when the opportunity arose, only entering into such contracts when the risk/reward profile of the terms were agreeable. The Company’s underwritten contract volume decreased to 17% of GAP in the second quarter of 2017 from 26% in the second quarter of 2016, primarily due to the pressure on used equipment market supply volume. The tight supply of used equipment resulted in less opportunity for us to pursue underwritten commission contracts. Straight commission contracts continue to account for the majority of GAP.

Selling, general and administrative (“SG&A”) expenses were $74.4 million during the second quarter, a 1% increase compared to the same period last year, primarily due to the Merger and the resulting $5.4 million of SG&A expenses contributed by IronPlanet in June 2017. Excluding IronPlanet, SG&A expenses decreased 7% over the same comparative period, primarily due to a $4.6 million mark-to-market fair value decrease in the Company’s liability-classified share units, as well as a decrease in advertising and promotional expenditures.

Acquisition-related costs totaling $22.9 million were recorded during the second quarter, compared to $0.6 million in the second quarter of 2016. Second quarter 2017 acquisition-related costs consisted of $22.2 million associated with the Merger, which consist primarily of $9.1 million of non-recurring acquisition and finance structure advisory fees, $4.8 million of stock option compensation expenses resulting from accelerated vesting of options assumed as part of the Merger, $3.5 million of legal fees related to the regulatory approval process and closing of the transaction, $1.4 million of severance and retention costs that followed the Merger in the resulting corporate reorganization, and various integration costs. These costs are in addition to SG&A expenses.

[6]	GMV represents total proceeds from all items sold at the Company’s IronPlanet online marketplaces. GMV is a measure of operational performance and not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

[7]	GTV represents the total proceeds from all items sold at the Company’s EquipmentOne online marketplaces (including SalvageSale). In addition to the total value of the items sold in EquipmentOne online marketplace transactions, GTV includes a buyers’ premium component applicable only to the Company’s EquipmentOne online marketplace transactions. GTV is a measure of operational performance and not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

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Impairment loss

During the three months ended June 30, 2017, management identified indicators of impairment on certain software and software under development intangible assets (the “technology assets”). The indicators consisted of decisions made after the acquisition of IronPlanet that resulted in a significant adverse change in the extent or manner in which the technology assets would be used or continue to be developed in the future, as well as expectations that it was more likely than not that the Company would discontinue use of the technology assets before the end of their previously estimated useful lives. Accordingly, management performed an impairment test and concluded that those technology assets should be written off in their entirety, which resulted in the recognition of an impairment loss of $8.9 million.

Operating income decreased 50% during the second quarter of 2017 to $26.9 million, compared to $53.6 million in the second quarter of 2016. This decrease was primarily due to the increase in acquisition-related costs and the impairment loss, partially offset by the increase in revenues over the same comparative period. Foreign exchange rates did not have a significant impact on operating income in the second quarter of 2017. Adjusted operating income (non-GAAP measure) decreased $2.6 million, or 5%, to $51.1 million in the second quarter of 2017 compared to $53.6 million in the second quarter of 2016.

Operating income margin, calculated as operating income divided by revenues, was 16.2% for the second quarter of 2017, compared to 33.8% for the same period last year. Adjusted operating income margin (non-GAAP measure) decreased 310 bps to 30.7% in the second quarter of 2017 from 33.8% in the second quarter of 2016.

Net income attributable to stockholders decreased 56% to $17.6 million in the second quarter of 2017 compared to $39.7 million in the second quarter of 2016. This decrease is primarily due to the increase in acquisition-related costs, the impairment loss, and interest expense, partially offset by the decrease in income tax expense and increase in revenues over the same comparative period. Removing the impact of $4.8 million of stock option compensation expense related to the accelerated vesting of IronPlanet stock options assumed as part of the Merger, $9.1 million of acquisition and finance structure advisory costs, $1.4 million of severance and retention costs that followed the Merger in the resulting corporate reorganization, and an $8.9 million impairment loss recognized on various technology assets during the quarter, adjusted net income attributable to stockholders (non-GAAP measure) decreased 8%, to $36.4 million in the second quarter of 2017 from $39.7 million in the second quarter of 2016. Other acquisition-related costs of $7.7 million are included in both US GAAP net income attributable to stockholders and non-GAAP adjusted net income attributable to stockholders figures.

Primarily for the same reasons noted above, diluted EPS attributable to stockholders for the second quarter of 2017 was $0.16, a 57% decrease compared to $0.37 in the second quarter of 2016. Diluted adjusted EPS attributable to stockholders (non-GAAP measure) decreased 11% to $0.33 per share in the second quarter of 2017 from $0.37 per share in the second quarter of 2016.

Results of operations – year-to-date

For the six months ended June 30, 2017

GAP was $2.2 billion for the first half of 2017, a 6% decrease compared to the first half of 2016. Included in the first half 2017 GAP is $76.8 million of GMV from IronPlanet and $93.9 million of GTV from EquipmentOne online marketplaces, which represents a 44% increase over the GTV in the first half of 2016. The decrease in GAP is primarily due to a 5% decrease in the number of Core Auction segment lots, changes in the auction calendar, and a 6% decrease in Core Auction segment GAP on a per-lot basis in the first half of 2017 compared to the first half of 2016. With respect to auction calendar changes, the Company held its largest-ever auction in Grande Prairie, Canada, in March 2016, which generated more than $46.0 million (62.0 million Canadian dollars) of GAP, with no similar auction on the calendar in the first half of 2017.

Revenues remained consistent in the first half of 2017 compared to the first half of 2016, primarily due to the Merger and IronPlanet’s contribution of $10.9 million of consolidated revenues in June 2017. Excluding IronPlanet, revenues decreased 4% in the first half of 2017 compared to the first half of 2016, primarily due to lower auction volumes and GAP. This decrease was partially offset by a stronger Revenue Rate over the same comparative period.

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The Revenue Rate for the first half of 2017 was 13.48%, compared to 12.67% in the first half of 2016. The increase in the Revenue Rate is primarily due to the Merger and IronPlanet’s contributed GMV and revenue, as well as performance of the Company’s value-added service offerings. The Company’s underwritten contract volume decreased to 16% of GAP in the first half of 2017 from 25% in the first half of 2016, primarily due to the pressure on used equipment market supply volume. The tight supply of used equipment resulted in less opportunity for us to pursue underwritten commission contracts. Straight commission contracts continue to account for the majority of GAP.

SG&A expenses were $145.0 million during the first half of 2017, a 3% increase compared to the same period last year, primarily due to the Merger and the resulting $5.4 million of SG&A expenses contributed by IronPlanet in June 2017. Excluding IronPlanet, SG&A expenses decreased 1% over the same comparative period. Reductions in SG&A expenses were mainly due to a $6.6 million mark-to-market fair value decrease in the Company’s liability-classified share units, partially offset by period-over-period increases in employee compensation associated with increased headcount, technology costs, and bank commitment fees resulting from the fourth quarter 2016 debt restructuring.

Acquisition-related costs totaling $31.6 million were recorded during the first half of 2017 and consisted primarily of $29.9 million associated with the Merger. IronPlanet acquisitions costs for the first half of 2017 included $9.1 million of non-recurring acquisition and finance structure advisory fees, $8.6 million of legal fees related to the regulatory approval process and closing of the transaction, $4.8 million of stock option compensation expenses resulting from accelerated vesting of options assumed as part of the Merger, $1.4 million of severance and retention costs that followed the Merger in the resulting corporate reorganization, and various integration costs.

Impairment loss

During the first half of 2017, an impairment loss of $8.9 million was recognized on certain technology assets.

Operating income decreased 46% during the first half of 2017 to $50.5 million, compared to $92.8 million in the first half of 2016. This decrease was primarily due to the increase in acquisition-related costs, the impairment loss, and the increase in SG&A expense over the same comparative period. Foreign exchange rates had a negative impact on operating income during the first half of 2017 as a significant portion of revenues are in Canada and the Netherlands. Refer to the table under “foreign exchange impacts on performance” below for details of this negative foreign exchange rate impact. Adjusted operating income (non-GAAP measure) decreased 20%, to $74.7 million in the first half of 2017 compared to $92.8 million in the first half of 2016.

Operating income margin was 17.4% for the first half of 2017, compared to 31.9% for the same period last year. Adjusted operating income margin (non-GAAP measure) decreased 620 bps to 25.7% in the first half of 2017 from 31.9% in the first half of 2016.

Net income attributable to stockholders decreased 59% to $28.0 million in the first half of 2017 compared to $69.1 million in the first half of 2016. This decrease is primarily due to the increase in acquisition-related costs, interest expense, the impairment loss, and SG&A expenses, partially offset by the decrease in income tax expense over the same comparative period. Adjusted net income attributable to stockholders (non-GAAP measure) decreased 29%, to $49.1 million in the first half of 2017 from $69.1 million in the first half of 2016. Other acquisition-related costs of $16.3 million are included in both US GAAP net income attributable to stockholders and non-GAAP adjusted net income attributable to stockholders figures.

Primarily for the same reasons noted above, diluted EPS attributable to stockholders for the first half of 2017 was $0.26, a 60% decrease compared to $0.65 in the first half of 2016. Diluted adjusted EPS attributable to stockholders (non-GAAP measure) decreased 31% to $0.45 per share in the first half of 2017 from $0.65 per share in the first half of 2016.

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Foreign exchange loss and effect of exchange rate movement on income statement components

Translational impact of foreign exchange rates

Like many businesses, Ritchie Bros.' performance can be affected by changing foreign exchange rates. As a reminder, Ritchie Bros. discloses all financial figures in U.S. dollars (unless otherwise noted), yet operates in over 20 countries worldwide. Since late 2014, there has been significant weakening of the Canadian dollar and the Euro relative to the U.S. dollar. This weakening has affected the Company’s reported operating income when non-U.S. dollar amounts were translated into U.S. dollars for financial statement reporting purposes.

Constant Currency amounts and Translational FX Impact are non-GAAP financial measures. The Company calculates its Constant Currency amounts by applying prior period foreign exchange rates to current period transactional currency amounts. The Company defines Translational FX Impact as the amounts it reports under GAAP, less Constant Currency amounts. The Company believes that presenting Constant Currency amounts and Translational FX Impact, and comparing Constant Currency amounts to prior period results, provides useful information regarding the potential effect of changes in foreign exchange rates on its performance and the growth or decline in its operating income by eliminating the financial impact of items it does not consider to be part of its normal operating results.

Foreign exchange rates did not have a significant impact on revenues and operating income in the second quarter of 2017. The following table presents the Company’s Constant Currency results and the Translational FX Impact for the six months ended June 30, 2017, as well as reconciles those metrics to the first six months 2017 and 2016 revenues and operating income, which are the most directly comparable GAAP measures in the consolidated financial statements:

(in U.S. $ millions)	Six months ended June 30,	2017 over 2016	Constant
2017	reported	Currency
Translational	Constant	2016	change	change
As reported	FX Impact	Currency	as reported	$	%	$	%
GAP	$2,156.8	$28.0	$2,184.9	$2,295.6	$(138.8)	(6%)	$(110.8)	(5%)
Revenues	$290.7	$3.9	$294.6	$290.8	$(0.1)	-	$3.8	1%
Operating income	$50.5	$2.4	$52.9	$92.8	$(42.3)	(46%)	$(39.9)	(43%)

Balance sheet analysis

As at and for the 12 months ended June 30, 2017

Working capital margin, calculated as working capital divided by revenues, decreased to 19.7% during the 12 months ended June 30, 2017 from 32.8% during the 12 months ended June 30, 2016. This decrease is due to a $64.2 million decrease in working capital and a $30.8 million increase in revenues period-over-period. The decrease in working capital is primarily the result of reduction in inventory due to decrease in underwritten contract volume. Working capital intensity[8] (non-GAAP measure) decreased 1280 basis points, to -32.6% during the 12 months ended June 30, 2017 from -19.8% during the 12 months ended June 30, 2016.

Return on average invested capital is calculated as net income attributable to stockholders divided by average invested capital. The Company measures average invested capital over a trailing 12-month period by adding the average long-term debt over that period to the average stockholders’ equity over that period. Return on average invested capital decreased 1270 bps to 4.3% during the 12 months ended June 30, 2017 from 17.0% during the 12 months ended June 30, 2016. This decrease is primarily due to a $364.7 million, or a 45%, increase in average invested capital period-over-period, which was primarily the result of the issuance of the $500.0 million of senior unsecured notes in the fourth quarter of 2016 and the delayed draw term loans borrowed in the second quarter of 2017.

[8]	The Company’s balance sheet scorecard includes the performance metric, working capital intensity, which is a non-GAAP measure. The Company believes that comparing working capital intensity on a trailing 12-month basis to different financial periods provides useful information about how efficiently the Company converts revenue into cash. The lower the percentage, the faster revenues are converted into cash. The Company calculates working capital intensity as trade and other receivables plus inventory and advances against auction contracts less auction proceeds payable and trade payables, divided by revenues. Working capital intensity is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

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Also contributing to the decrease in return on average invested capital over this comparative period was an $85.8 million, or 63%, decrease in net income attributable to stockholders. Return on invested capital (“ROIC”)[9] (non-GAAP measure) decreased 630 bps to 8.8% during the 12 months ended June 30, 2017 from 15.1% during the 12 months ended June 30, 2016.

Dividend Information

Quarterly dividend

The Company declares a quarterly cash dividend of $0.17 per common share payable on September 15, 2017 to shareholders of record on August 25, 2017.

Operational Review

Online statistics

During the second quarter of 2017, the Company attracted record second quarter online bidder registrations as a percentage of total bidder registrations. Approximately $686.6 million of equipment, trucks and other assets were sold to online auction bidders and online marketplace customers, representing a 6% increase compared to the $649.6 million of assets sold online during the second quarter of 2016, primarily due to the Merger which contributed $76.8 million to this increase.

EquipmentOne activity

During the second quarter of 2017, EquipmentOne sold more than $55.3 million of equipment and other assets on behalf of customers and saw an 18% increase in revenues compared to the second quarter of 2016.

Auction activity

During the second quarter of 2017, Ritchie Bros. conducted 70 unreserved industrial auctions throughout North America, Europe, the Middle East, Australia, and Asia. Auctions highlights during the quarter include:

•	The April 25 - 28, 2017 Edmonton, Alberta auction – where more than CA$184+ million ($134+ million) of equipment and other assets were sold

•	The record May 10 - 11, 2017 Toronto, Ontario auction – where more than CA$45+ million ($32+ million) equipment and other assets were sold

•	The May 17 – 18, 2017 Fort Worth, Texas auction – where $41+ million of equipment and other assets were sold

•	The June 13 – 14, 2017 Edmonton, Alberta auction – where CA$72+ million ($54+ million) of equipment and other assets were sold

•	The June 21 – 22, 2017 Houston, Texas auction – where more than $46+ million of equipment and other assets were sold

•	87 agricultural auctions, including 32 auctions held under the Kramer Auctions brand (a business acquired in November 2016)

There are currently 96 unreserved auctions on the Ritchie Bros. auction calendar at www.rbauction.com, including auctions in North America, Europe, the Middle East and Australia.

[9]	ROIC is a non-GAAP financial measure that the Company believes, by comparing on a trailing 12-month basis for different financial periods provides useful information about the after-tax return generated by its investments. The Company’s balance sheet scorecard includes the performance metric, ROIC. ROIC was also an element of the performance criteria for certain PSUs the Company granted to its employees and officers in 2013 and 2014. The Company calculates ROIC as net income attributable to stockholders excluding the effects of adjusting items divided by average invested capital. Average invested capital is a GAAP measure calculated as the average long-term debt (including current and non-current portions) and stockholders’ equity over a trailing 12-month period. ROIC is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

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Q2 2017 Earnings Conference Call

Ritchie Bros. is hosting a conference call to discuss its financial results for the quarter ended June 30, 2017, at 8:00 am Pacific time / 11:00 am Eastern time / 4:00 pm GMT on August 8, 2017. A replay will be available shortly after the call.

Conference call and webcast details are available at the following link:

https://investor.ritchiebros.com

Supplementary Information

On June 2, 2017, the Company filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (“SEC”) (the “Initial 8-K”) to report the completion of the Merger and other related matters. On August 8, 2017, the Company filed an amendment to the Initial 8-K to provide historical financial information, pro forma financial information, and other related information pursuant to SEC requirements.

About Ritchie Bros.

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a multitude of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the company's selling channels include: Ritchie Bros. Auctioneers, the world's largest industrial auctioneer offering live auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing its exclusive IronClad Assurance® equipment condition certification program; EquipmentOne, an online auction marketplace; Mascus, a leading European online equipment listing service; and Ritchie Bros. Private Treaty, offering privately negotiated sales. The company also offers sector-specific solutions including GovPlanet, TruckPlanet, and Kruse Energy Auctioneers, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about the unprecedented choice provided by Ritchie Bros., visit RitchieBros.com.

Forward-looking Statements

This news release contains forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities legislation (collectively, “forward-looking statements”), including, in particular, statements regarding future financial and operational results, including integration efforts with IronPlanet gaining momentum and accelerating growth, delivery of run rate synergies in excess of $10 million by the end of 2017 and $20 million by the end of 2018, the use or continued development of technology assets, the effects on the Company’s performance of changing foreign exchange rates, and payment of dividends. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as “expect”, “plan, “anticipate”, “project”, “target”, “potential”, “schedule”, “forecast”, “budget”, “estimate”, “intend” or “believe” and similar expressions or their negative connotations, or statements that events or conditions “will”, “would”, “may”, “could”, “should” or “might” occur. All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond the Company’s control, including the numerous factors that influence the supply of and demand for used equipment; economic and other conditions in local, regional and global sectors; the Company’s ability to successfully integrate IronPlanet, and to receive the anticipated benefits of the Merger; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which are available on the SEC, SEDAR, and the Company websites. The foregoing list is not exhaustive of the factors that may affect the Company’s forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, and actual results may differ materially from those expressed in, or implied by, these forward-looking statements. Forward-looking statements are made as of the date of this news release and the Company does not undertake any obligation to update the information contained herein unless required by applicable securities legislation. For the reasons set forth above, you should not place undue reliance on forward-looking statements.

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GAP and Selected Condensed Consolidated Financial Information

GAP and condensed consolidated income statements – second quarter

(Expressed in thousands of United States dollars, except share and per share amounts)

(Unaudited)

Three months ended June 30,	2017	2016

Gross auction proceeds	$1,257,430	$1,275,682
Revenues	$166,186	$158,805
Costs of services, excluding depreciation and amortization	21,591	19,758
	144,595	139,047
Selling, general and administrative expenses	74,377	73,992
Acquisition-related costs	22,948	603
Depreciation and amortization expenses	11,872	10,284
Gain on disposition of property, plant and equipment	(308)	(201)
Impairment loss	8,911	-
Foreign exchange loss (gain)	(93)	734
Operating income	$26,888	$53,635
Other income (expense):
Interest income	987	487
interest expense	(8,620)	(1,060)
Equity income	4	477
Other, net	2,479	269
	(5,150)	173
Income before income taxes	$21,738	$53,808
Income tax expense	4,025	13,217
Net income	$17,713	$40,591
Net income attributable to:
Stockholders	17,635	39,710
Non-controlling interests	78	881
	$17,713	$40,591
EPS attributable to stockholders:
Basic	$0.16	$0.37
Diluted	$0.16	$0.37
Weighted average number of share outstanding:
Basic	107,004,902	106,245,307
Diluted	108,238,660	106,979,810

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GAP and condensed consolidated income statements – year-to-date

(Expressed in thousands of United States dollars, except share and per share amounts)

(Unaudited)

Six months ended June 30,	2017	2016

Gross auction proceeds	$2,156,840	$2,295,604
Revenues	$290,685	$290,750
Costs of services, excluding depreciation and amortization	34,404	35,071
	256,281	255,679
Selling, general and administrative expenses	144,952	141,102
Acquisition-related costs	31,575	1,800
Depreciation and amortization expenses	22,210	20,364
Gain on disposition of property, plant and equipment	(1,029)	(447)
Impairment loss	8,911	-
Foreign exchange loss (gain)	(823)	51
Operating income	$50,485	$92,809
Other income (expense):
Interest income	1,942	985
interest expense	(16,753)	(2,423)
Equity income (loss)	(49)	996
Other, net	3,861	967
	(10,999)	525
Income before income taxes	$39,486	$93,334
Income tax expense	11,340	22,749
Net income	$28,146	$70,585
Net income attributable to:
Stockholders	28,012	69,116
Non-controlling interests	134	1,469
	$28,146	$70,585
EPS attributable to stockholders:
Basic	$0.26	$0.65
Diluted	$0.26	$0.65
Weighted average number of share outstanding:
Basic	106,928,672	106,581,294
Diluted	108,014,228	107,069,410

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Selected Data

(Unaudited)

Selected balance sheet data

(in U.S. $000's)	June 30,	December 31,
	2017	2016
Current assets	$574,512	$377,998
Current liabilities	463,054	252,834
Working capital	$111,458	$125,164
Total assets	$2,068,132	$1,599,533
Long-term debt	814,313	595,706
Stockholders' equity	711,647	687,057

Selected operating data

As at and for the six months ended June 30,	2017	2016

Revenue Rate	13.48%	12.67%
Number of consignments at industrial auctions	28,050	26,350
Number of bidder registrations at industrial auctions	278,000	276,000
Number of buyers at industrial auctions	69,550	70,150
Number of lots at industrial auctions	192,000	203,500
Number of permanent auction sites	39	40
Number of regional auction sites	6	5
Total auction sites	45	45
Number of industrial auctions	111	109
Number of revenue producers	441	349
Number of territory managers	379	304

Average industrial auction data

Six months ended June 30,	2017	2016

GAP	$16.9 million	$19.2 million
Bidder registrations	2,505	2,532
Consignors	253	243
Lots	1,730	1,867

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Non-GAAP Measures

This news release makes reference to various non-GAAP measures. These measures do not have a standardized meaning and are, therefore, unlikely to be comparable to similar measures presented by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles.

The following tables present adjusted operating income (non-GAAP measure) and adjusted operating income margin (non-GAAP measure) results for the three and six months, respectively, ended June 30, 2017 and 2016, as well as reconcile those metrics to operating income, revenues, and operating income margin, which are the most directly comparable GAAP measures in, or calculated from, the consolidated income statements:

(in U.S. $000's)	Three months ended June 30,
			Change
	2017	2016	2017 over 2016
Operating income	$26,888	$53,635	(50%)
Pre-tax adjusting item:
Accelerated vesting of assumed options	4,752	-	100%
Acquisition and finance structure advisory	9,063	-	100%
Severance and retention	1,447	-	100%
Impairment loss	8,911	-	100%
Adjusted operating income
(non-GAAP measure)	51,061	53,635	(5%)
Revenues	$166,186	$158,805	5%

Operating income margin	16.2%	33.8%	-1760	bps
Adjusted operating income margin
(non-GAAP measure)	30.7%	33.8%	-310	bps

(in U.S. $000's)	Six months ended June 30,
			Change
	2017	2016	2017 over 2016
Operating income	$50,485	$92,809	(46%)
Pre-tax adjusting items:
Accelerated vesting of assumed options	4,752	-	100%
Acquisition and finance structure advisory	9,063	-	100%
Severance and retention	1,447	-	100%
Impairment loss	8,911	-	100%
Adjusted operating income
(non-GAAP measure)	74,658	92,809	(20%)
Revenues	$290,685	$290,750	-

Operating income margin	17.4%	31.9%	-1450	bps
Adjusted operating income margin
(non-GAAP measure)	25.7%	31.9%	-620	bps

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The second quarter and first half 2017 adjusting items were $4.8 million ($4.8 million after tax, or $0.04 per diluted share) of stock option compensation expense related to the accelerated vesting of certain IronPlanet stock options assumed as part of the Merger, $9.1 million ($6.6 million after tax, or $0.06 per diluted share) of acquisition and finance structure advisory costs, $1.4 million ($0.9 million after tax, or $0.01 per diluted share) of severance and retention costs in a corporate reorganization that followed the Merger, and an $8.9 million ($6.6 million after tax, or $0.06 per diluted share) impairment loss recognized on various technology assets. There were no second quarter or first half 2016 adjusting items.

The following tables present adjusted net income attributable to stockholders (non-GAAP measure) and diluted adjusted EPS attributable to stockholders (non-GAAP measure) results for the three and six months ended June 30, 2017 and 2016, as well as reconciles those metrics to net income attributable to stockholders, the effect of dilutive securities, the weighted average number of dilutive shares outstanding, and diluted EPS attributable to stockholders, which are the most directly comparable GAAP measures in the consolidated income statements:

(in U.S. $000's, except share and	Three months ended June 30,
per share data)			Change
	2017	2016	2017 over 2016
Net income attributable to
stockholders	$17,635	$39,710	(56%)
Pre-tax adjusting items:
Accelerated vesting of assumed options	4,752	-	100%
Acquisition and finance structure advisory	9,063	-	100%
Severance and retention	1,447	-	100%
Impairment loss	8,911	-	100%

Current income tax effect of adjusting items:
Acquisition and finance structure advisory	(2,447)	-	100%
Severance and retention	(564)	-	100%

Deferred income tax effect of adjusting items:
Impairment loss	(2,361)	-	100%
Adjusted net income attributable to
stockholders (non-GAAP measure)	$36,436	$39,710	(8%)
Effect of dilutive securities	$(545)	$-	(100%)
Weighted average number of
dilutive shares outstanding	108,238,660	106,979,810	1%

Diluted EPS attributable to stockholders	$0.16	$0.37	(57%)
Diluted adjusted EPS attributable to
stockholders (non-GAAP measure)	$0.33	$0.37	(11%)

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(in U.S. $000's, except share and	Six months ended June 30,
per share data)			Change
	2017	2016	2017 over 2016
Net income attributable to stockholders	$28,012	$69,116	(59%)
Pre-tax adjusting items:
Accelerated vesting of assumed options	4,752	-	100%
Acquisition and finance structure advisory	9,063	-	100%
Severance and retention	1,447	-	100%
Impairment loss	8,911	-	100%
Current income tax effect of adjusting
items:
Acquisition and finance structure advisory	(2,447)	-	100%
Severance and retention	(564)	-	100%
Deferred income tax effect of adjusting
items:
Impairment loss	(2,361)	-	100%
Current income tax adjusting item:
Change in uncertain tax provision	2,290	-	100%
Adjusted net income attributable to
stockholders (non-GAAP measure)	$49,103	$69,116	(29%)
Effect of dilutive securities	$(176)	$-	(100%)
Weighted average number of
dilutive shares outstanding	108,014,228	107,069,410	1%

Diluted EPS attributable to stockholders	$0.26	$0.65	(60%)
Diluted adjusted EPS attributable to
stockholders (non-GAAP measure)	$0.45	$0.65	(31%)

The second quarter and first half 2017 adjusting items were $4.8 million ($4.8 million before tax, or $0.04 per diluted share) of stock option compensation expense related to the accelerated vesting of certain IronPlanet stock options assumed as part of the Merger, $6.6 million ($9.1 million before tax, or $0.06 per diluted share) of acquisition and finance structure advisory costs, $0.9 million ($1.4 million before tax, or $0.01 per diluted share) of severance and retention costs in a corporate reorganization that followed the Merger, and a $6.6 million ($8.9 million before tax, or $0.06 per diluted share) impairment loss recognized on various technology assets during the second quarter of 2017. In addition, there was a $2.3 million ($2.3 million before tax, or $0.02 per diluted share) charge related to the change in uncertain tax provisions incurred in the first quarter of 2017. There were no second quarter or first half 2016 adjusting items.

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The following table presents working capital intensity (non-GAAP measure) results as at and for the 12 months ended June 30, 2017 and 2016, and reconciles that metric to working capital, trade and other receivables, inventory, advances against auction contracts, auction proceeds payable, trade payables, revenues, and working capital margin, which are the most directly comparable GAAP measures in, or calculated from, the consolidated financial statements:

(in U.S. $ millions)	As at and for the 12 months ended June 30,
			Change
	2017	2016	2017 over 2016
Working capital	$111.5	$175.7	(37%)
Select working capital items:
Trade and other receivables	135.4	131.2	3%
Inventory	28.3	74.2	(62%)
Advances against auction contracts	11.5	1.9	505%
Auction proceeds payable	(303.7)	(275.3)	10%
Trade payables	(56.3)	(38.1)	48%
	(184.8)	(106.1)	74%
Revenues	$566.3	$535.5	6%
Working capital margin	19.7%	32.8%	-1310	bps
Working capital intensity
(non-GAAP measure)	-32.6%	-19.8%	-1280	bps

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The following table presents ROIC (non-GAAP measure) results on a trailing 12-month basis, and reconciles that metric to net income attributable to stockholders, long-term debt, stockholders’ equity, and return on average invested capital, which are the most directly comparable GAAP measures in, or calculated from, the consolidated financial statements:

(in U.S. $ millions)	As at and for the 12 months ended June 30,
			Change
	2017	2016	2017 over 2016
Net income attributable to stockholders	$50.7	$136.5	(63%)
Pre-tax adjusting items:
Accelerated vesting of assumed options	4.8	-	100%
Acquisition and finance structure advisory	9.1	-	100%
Severance and retention	1.4	-	100%
Debt extinguishment costs	6.8	-	100%
Gain on sale of excess property	-	(8.4)	(100%)
Impairment loss	37.2	-	100%
Current income tax effect of adjusting items:

Acquisition and finance structure advisory	(2.4)	-	100%
Severance and retention	(0.6)	-	100%
Debt extinguishment costs	(1.8)	-	100%
Gain on sale of excess property	-	1.1	(100%)
Deferred income tax effect of adjusting items:
Impairment loss	(4.2)	-	100%
Current income tax adjusting item:
Change in uncertain tax provision	2.3	-	100%
Deferred tax adjusting item:
Tax loss utilization	-	(7.9)	(100%)
Adjusted net income attributable to
stockholders (non-GAAP measure)	$103.3	$121.3	(15%)

Opening long-term debt	$102.7	$105.2	(2%)
Ending long-term debt	814.3	102.7	693%
Average long-term debt	$458.5	$104.0	341%

Opening stockholders' equity	$709.0	$691.1	3%
Ending stockholders' equity	711.6	709.0	-
Average stockholders' equity	710.3	700.1	1%

Average invested capital	$1,168.8	$804.1	45%

Return on average invested capital(1)	4.3%	17.0%	-1270	bps
ROIC (non-GAAP measure)(2)	8.8%	15.1%	-630	bps

(1)	Calculated as net income attributable to stockholders divided by average invested capital.

(2)	Calculated as adjusted net income attributable to stockholders (non-GAAP measure) divided by average invested capital.

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The net income adjusting items for the 12 months ended June 30, 2017 were:

Recognized in the second quarter of 2017

•	$4.8 million ($4.8 million before tax, or $0.04 per diluted share) of stock option compensation expense related to the accelerated vesting of certain IronPlanet stock options assumed as part of the Merger,

•	$6.6 million ($9.1 million before tax, or $0.06 per diluted share) of acquisition and finance structure advisory costs,

•	$0.9 million ($1.4 million before tax, or $0.01 per diluted share) of severance and retention costs in a corporate reorganization that followed the Merger, and

•	$6.6 million ($8.9 million before tax, or $0.06 per diluted share) impairment loss recognized on various technology assets.

Recognized in the first quarter of 2017

•	$2.3 million ($2.3 million before tax, or $0.02 per diluted share) charge related to the change in uncertain tax provisions

Recognized in the fourth quarter of 2016

•	A $5.0 million ($6.8 million before tax, or $0.05 per diluted share) charge related to the early termination of pre-existing debt.

Recognized in the third quarter of 2016

•	A $26.4 million ($28.2 million before tax, or $0.25 per diluted share) impairment loss on the Company’s EquipmentOne reporting unit goodwill and customer relationships.

The adjusting items for the 12 months ended June 30, 2016 were a $7.3 million ($8.4 million before tax, or $0.07 per diluted share) gain on the sale of excess property in Edmonton, Canada, recognized in the fourth quarter of 2015, and $7.9 million ($7.9 million before tax, or $0.07 per diluted share) of tax savings generated by tax loss utilization recognized in the fourth quarter of 2015.

For further information, please contact:

Zaheed Mawani

Vice President, Investor Relations

Phone: 1.778.331.5219

Email: zmawani@rbauction.com

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